Exhibit 99.1
R&G Financial Announces Authorization to December Dividend Payments on its Preferred Stock and Trust Preferred Securities
San Juan, Puerto Rico, December 4, 2007—R&G Financial Corporation (RGFC), a Puerto Rico chartered bank holding company, announced today that it has requested and received regulatory permission to pay its dividend obligations for December on its four outstanding series of preferred stock and on its trust preferred securities issues which have payments due in December. Regulatory approvals are necessary as a result of the Company’s previously-announced agreements with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.
R&G Financial Corporation, currently in its 35th year of operation, is a bank holding company with operations in Puerto Rico, providing banking, mortgage banking, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. As of December 4, 2007, the Company operated 36 bank branches in Puerto Rico, and 44 mortgage offices in Puerto Rico, including 36 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.